Exhibit 99.1
GulfMark
OFFSHORE
GulfMark Offshore Announces
Fourth Quarter and Full Year 2010 Operating Results
HOUSTON, February 23, 2011 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the results of operations for the three- and twelve-month periods ended December 31, 2010. For the three months ended December 31, 2010, revenue was $87.9 million, and net income for the same period was $15.2 million, or $0.59 per diluted share. For the twelve months ended December 31, 2010, consolidated revenue was $359.8 million, and earnings per share before special items was $1.86.
During the first nine months of 2010, the company recognized income tax expense of $4.2 million, or $0.16 per diluted share, related to U.S. tax exceptions that expired at the end of 2009. In December 2010 these expired tax laws were reinstated through 2011 as part of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. Accordingly, in the fourth quarter the company recorded a tax benefit for the reversal of the aforementioned income tax expense.
Results of Operations for the Fourth Quarter
Consolidated revenue for the fourth quarter of 2010 was $87.9 million, a decrease of 7%, or $6.6 million, from the third quarter of 2010. Consolidated operating income was $17.7 million, down 15%, or $3.0 million, from the amount before special items reported in the third quarter. The lower sequential quarterly results reflect the reduction in activity levels in the U.S. Gulf of Mexico and a slightly lower contribution from Southeast Asia, partially offset by improved utilization in the North Sea and the completion of the majority of the annual drydock plan in earlier quarters.
Revenue and average day rates in the North Sea region during the fourth quarter were down slightly compared to the third quarter principally due to the sale of the North Traveller, which contributed revenue of $1.8 million during the third quarter prior to its sale. Overall utilization in the North Sea region was up 2% from the previous quarter due to stronger activity in the U.K. sector during the fourth quarter.
The Americas region continued to be impacted by the regulatory delays and uncertainty resulting from the Macondo incident. Revenue decreased $4.3 million during the quarter, or 11%, compared to the previous quarter. Average day rates declined by approximately 7% and overall regional utilization was 73%, down from 76% in the third quarter. The Company has 28 U.S. flagged vessels, and as of December 31, 2010, 16 of these vessels were in the U.S. Gulf of Mexico market. Utilization for these 16 vessels was 55% during the fourth quarter compared to 83% in the previous quarter, when vessels were supporting the oil spill cleanup effort. Subsequent to December 31, the Company has relocated two more vessels out of the U.S. Gulf of Mexico on term charters.

GulfMark Offshore, Inc.
Press Release
February 23, 2011

Revenue for the fourth quarter in the Southeast Asia region was $16.0 million, a decrease of $1.9 million, or 11%, from the third quarter. The completion of two long-term contracts and a short delay in the startup of a new term contract contributed to the decrease. In addition, a general oversupply of vessels in the geographic region is contributing to the downward pressure on utilization and average day rates. However, overall regional profitability continues to be very strong, with operating income margin during the fourth quarter still exceeding 60%.
Consolidated drydock expense was approximately $1.8 million in the fourth quarter, resulting in a full-year 2010 drydock expense of $22.2 million. Consolidated direct operating expense for the fourth quarter was $43.2 million, consistent with the direct operating expense amount for the third quarter of $43.1 million before the third quarter capitalization of mobilization costs of $1.4 million. Consolidated general and administrative expense was $10.6 million for the fourth quarter, a slight increase from the third quarter amount but lower than the full-year quarterly average of $11.0 million.
Results of Operations for the Year
Consolidated revenue for the year was $359.8 million, a decrease of $29.1 million, or 7%, from the prior year. Consolidated operating income for the year before special items was $66.0 million, a decrease of $44.3 million, or 40%, from the prior year. The decrease in operating income was the result of the decline in revenue combined with higher annual drydock and depreciation expenses during 2010. Earnings per diluted share before special items was $1.86, a decrease of $1.43 from the prior year amount of $3.29. A reconciliation of amounts before special items to their reported amounts under U.S. GAAP is included in the tables below.
Commentary
Bruce Streeter, President and CEO, commented, “We are pleased with the result of the quarter which, given the events in 2010, came out much better than we anticipated. The completion of oil spill cleanup support requirements, the extended moratorium, official and de facto, the lack of issuance of permits and the uncertainty of timing have all led to, and are having a negative impact on the U.S. Gulf of Mexico results. While conscious of maintaining our ability to respond to potential increases in activity, we have continued to use work outside of U.S. waters to offset some of the impact from the lack of permits. As mentioned previously, at quarter end we had 16 vessels in U.S. waters with about half of them employed. We have added two additional contracts outside of the region and are likely to return one vessel to the U.S. Gulf of Mexico for drydocking, although that vessel may go on to work internationally in the near future. Our outlook for the U.S. Gulf of Mexico does not anticipate any increase in activity during the first quarter from the limited levels we experienced at the end of the fourth quarter.
“International operations continue to perform well. The mix of equipment and geographic locations, which we have always highlighted as our core strength, provided the underlying support for these results. The North Sea, as happened a year ago, saw weakness above what could be expected from average historical seasonality levels. We were fortunate to have secured stronger contract coverage than we did a year ago and we were able to increase utilization to 94% despite a very weak spot

GulfMark Offshore, Inc.
Press Release
February 23, 2011

market. The average day rate in the region declined slightly, but that was based on the mix of equipment and spot rates. The overall trend continued to reflect gradual improvement in term rates. In Southeast Asia, we are conscious of the high level of vessel supply and it is certainly a factor. Our operating margin slipped slightly but still stayed above 60%. Utilization and average day rates were lower. Contract rollovers and a regulatory change in one of the countries we are working in caused a delay in the on-hire of new contracts which contributed to the reduction in utilization. The two vessels that were delivered into the region in the previous quarter had limited use, but both have now completed their first jobs, and we expect their contribution to increase as 2011 progresses.”
Mr. Streeter continued, “Throughout this economic downturn we have remained optimistic about the future, based on what we perceive to be positive fundamentals for sophisticated offshore drilling throughout the world, which we see reflected in a strong and resilient price for oil. We continue to feel confident that deepwater drilling in the U.S. Gulf of Mexico will resume once the domestic industry is provided regulatory clarity and transparency in the application and approval of drilling permits. Our international diversification enables us to rebalance our geographic fleet concentrations to take advantage of increased drilling activity in other parts of the world. The recent increase in orders for new construction deepwater semi-submersibles, drill ships and high spec jack-ups bodes well for the segments of the industry our fleet supports.”
Liquidity, Capital Commitments and Contract Cover
Cash flow from operations totaled $34.2 million in the fourth quarter and $91.6 million for the full year of 2010. Cash on hand at December 31, 2010, was $97.2 million, and as of that date the $175.0 million revolving credit facility was undrawn. Total debt at December 31, 2010, was $326.4 million, and debt, net of cash on hand, was $229.2 million. Quarterly principal amortization on the term-loan facility is $8.3 million. There are currently no capital commitments related to the construction or purchase of vessels, and capital expenditures for all of 2011 pertaining to the improvement and enhancement of existing vessels are anticipated to be less than $15.0 million. Total backlog of contracted revenue is $705.9 million.
Conference Call Information
GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Thursday, February 24, 2011. Those interested in participating should call 877-317-6789 (international callers use 412-317-6789) 10 minutes in advance of the start time and refer to the GulfMark Fourth Quarter Earnings conference call. A telephonic replay of the conference call will be available for six days, starting approximately two hours after the completion of the call; the replay can be accessed by dialing 877-344-7529 (international callers should use 412-317-0088) and entering conference # 448323. The conference call will also be available via audio webcast and podcast download, accessible from the Investor Relations section of our website at www.GulfMark.com. A transcript of the call will be furnished to the SEC on Form 8-K as soon as practicable.

GulfMark Offshore, Inc.
Press Release
February 23, 2011

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy industry market in the world.

Contact:	Quintin V. Kneen
Executive Vice President &
Chief Financial Officer
E-mail:	Quintin.Kneen@GulfMark.com
(713) 963-9522
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2009. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
February 23, 2011

	Three Months Ended			Twelve Months Ended
Operating Data (unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2010	2010	2009	2010	2009
Revenue	$87,854	$94,479	$84,655	$359,766	$388,871
Direct operating expenses	43,182	41,729	47,060	170,638	166,183
Drydock expense	1,817	7,242	4,418	22,182	15,696
General and administrative expenses	10,606	10,236	10,039	44,029	43,700
Depreciation and amortization expense	14,515	14,492	13,996	56,959	53,044
(Gain) loss on sale of assets	—	(5,201)	(55)	(5,095)	(5,552)
Impairment charge	—	—	—	97,665	46,247

Operating Income (Loss)	17,734	25,981	9,197	(26,612)	69,553

Interest expense	(5,835)	(5,807)	(5,052)	(21,693)	(20,281)
Interest income	246	597	113	985	377
Foreign currency gain (loss) and other	(284)	(603)	(268)	(126)	(1,153)

Income (loss) before income taxes	11,861	20,168	3,990	(47,446)	48,496
Income tax benefit (provision)	3,375	(961)	(15,253)	12,701	2,087

Net Income (Loss)	$15,236	$19,207	$(11,263)	$(34,745)	$50,583

Diluted earnings (loss) per share	$0.59	$0.75	$(0.45)	$(1.36)	$1.99
Weighted average diluted common shares	25,819	25,737	25,253	25,519	25,446

Other Data
Revenue by Region
North Sea	$37,908	$38,340	$34,458	$148,740	$165,415
Southeast Asia	15,998	17,867	20,243	66,533	76,544
Americas	33,948	38,272	29,954	144,493	146,912

Rates Per Day Worked
North Sea	$17,046	$17,637	$17,173	$16,985	$19,930
Southeast Asia	16,209	16,841	20,105	16,943	20,780
Americas	14,674	15,830	14,395	14,281	16,098

Overall Utilization
North Sea	93.5%	91.6%	87.2%	93.5%	88.8%
Southeast Asia	78.5%	85.2%	93.1%	84.7%	90.0%
Americas	73.0%	76.0%	64.8%	80.1%	73.3%

Average Owned Vessels
North Sea	25.0	25.7	24.4	25.1	24.8
Southeast Asia	14.0	13.9	12.0	13.0	11.5
Americas	35.0	35.0	36.0	35.3	35.0

Total	74.0	74.6	72.4	73.4	71.3

Drydock Days
North Sea	19	62	30	164	169
Southeast Asia	20	17	—	159	80
Americas	21	109	63	262	221

Total	60	189	93	585	470

Drydock Expenditures (000’s)	$1,817	$7,242	$4,418	$22,182	$15,696

GulfMark Offshore, Inc.
Press Release
February 23, 2011

	Three Months Ended			Twelve Months Ended
Summary Financial Data (unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2010	2010	2009	2010	2009
Balance Sheet Data
Cash and cash equivalents	$97,195	$87,941	$92,079	$97,195	$92,079
Working capital	101,501	98,296	88,041	101,501	88,041
Vessels, equipment and other fixed assets, net	1,191,280	1,202,595	1,164,067	1,191,280	1,164,067
Construction in progress	2,920	3,422	40,349	2,920	40,349
Total assets	1,464,450	1,474,588	1,565,659	1,464,450	1,565,659
Long-term debt (1)	293,095	311,412	326,361	293,095	326,361
Shareholders’ equity	945,957	927,583	987,468	945,957	987,468
(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$34,214	$17,977	$32,373	$91,574	$171,045
Cash flow from (used in) investing activities	(7,987)	16,419	(36,681)	(53,857)	(68,199)
Cash flow from (used in) financing activities	(17,443)	1,835	(103,055)	(32,837)	(120,250)

Forward Contract Cover	2011		2010

North Sea	75%		73%
Southeast Asia	50%		71%
Americas	56%		44%

Total	61%		58%

Forward Contract Cover	2012		2011

North Sea	55%		37%
Southeast Asia	23%		31%
Americas	29%		14%

Total	37%		25%

		Tax Provision
Reconciliation of Non-GAAP Measures: Year Ended December 31, 2010	Operating	Benefit
(dollars in millions, except per share data)	Income	(Provision)	Net Income	Diluted EPS
Before Special Items	$66.0	$2.3	$47.4	$1.86

Impairment Charge	(97.7)	—	(97.7)	(3.83)
Gain on Sale of Vessel	5.1	—	5.1	0.20
Tax Adjustments	—	10.4	10.4	0.41

U.S. GAAP	$(26.6)	$12.7	$(34.8)	$(1.36)

		Tax Provision
Reconciliation of Non-GAAP Measures: Year Ended December 31, 2009	Operating	Benefit
(dollars in millions, except per share data)	Income	(Provision)	Net Income	Diluted EPS
Before Special Items	$110.2	$(5.3)	$83.8	$3.29

Impairment Charge	(46.2)	17.0	(29.2)	(1.15)
Gain on Sale of Vessel	5.6	—	5.6	0.22
Tax Adjustments	—	(9.6)	(9.6)	(0.38)

U.S. GAAP	$69.6	$2.1	$50.6	$1.99

GulfMark Offshore, Inc.
Press Release
February 23, 2011

		Southeast
Vessel Count by Reporting Segment	North Sea	Asia	Americas	Total
Owned Vessels as of October 26, 2010	25	14	35	74

Newbuild Deliveries	0	0	0	0
Sales & Dispositions	0	0	0	0

Owned Vessels as of February 23, 2011	25	14	35	74
Managed Vessels	12	1	1	14

Total Fleet as of February 23, 2011	37	15	36	88